                                                       OMB APPROVAL
                                            OMB NUMBER:             3235-0145
                                            EXPIRES:         OCTOBER 31, 1997
                                            ESTIMATED AVERAGE BURDEN
                                            HOURS PER RESPONSE..........14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6 )*


                            Advance Financial Bancorp
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)
--------------------------------------------------------------------------------

                                    007437106
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)


                                January 26, 2001
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE:    SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED
WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES
ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 13 PAGES.
                       EXHIBIT INDEX LOCATED ON PAGE _____
                                                                SEC 1746 (12-91)

                                  SCHEDULE 13D


CUSIP NO.  007437106                                          PAGE 2 OF 13 PAGES




 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sandler O'Neill Asset Management, LLC

 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)[ ]
                                                                          (b)[ ]


 3 SEC USE ONLY



 4 SOURCE OF FUNDS*

     00

 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                              [ ]



 6 CITIZEN OR PLACE OF ORGANIZATION

   New York

 NUMBER OF        7 SOLE VOTING POWER
  SHARES
BENEFICIALLY      8 SHARED VOTING POWER
 OWNED BY             50,000
   EACH
REPORTING         9 SOLE DISPOSITIVE POWER
  PERSON
  WITH           10 SHARED DISPOSITIVE POWER
                      50,000


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    [ ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%

14 TYPE OF REPORTING PERSON*

     00


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO.  007437106                                          PAGE 3 OF 13 PAGES




 1 NAME OF REPORTING PERSON
   SOAM Holdings, LLC

 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)[ ]
                                                                          (b)[ ]


 3 SEC USE ONLY



 4 SOURCE OF FUNDS*

     00

 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                              [ ]



 6 CITIZEN OR PLACE OF ORGANIZATION

   Delaware

 NUMBER OF        7 SOLE VOTING POWER
  SHARES
BENEFICIALLY      8 SHARED VOTING POWER
 OWNED BY             45,630
   EACH
REPORTING         9 SOLE DISPOSITIVE POWER
  PERSON
  WITH           10 SHARED DISPOSITIVE POWER
                      45,630


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     45,630

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    [ ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.9%

14 TYPE OF REPORTING PERSON*

     00


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO.  007437106                                          PAGE 4 OF 13 PAGES




 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Malta Partners, L.P.

 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)[ ]
                                                                          (b)[ ]


 3 SEC USE ONLY



 4 SOURCE OF FUNDS*

     WC

 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                              [ ]



 6 CITIZEN OR PLACE OF ORGANIZATION

   Delaware

 NUMBER OF        7 SOLE VOTING POWER
  SHARES
BENEFICIALLY      8 SHARED VOTING POWER
 OWNED BY             7,100
   EACH
REPORTING         9 SOLE DISPOSITIVE POWER
  PERSON
  WITH           10 SHARED DISPOSITIVE POWER
                      7,100


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,100

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    [ ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.8%

14 TYPE OF REPORTING PERSON*

     PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO.  007437106                                          PAGE 5 OF 13 PAGES




 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Malta Partners II, L.P.

 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)[ ]
                                                                          (b)[ ]


 3 SEC USE ONLY



 4 SOURCE OF FUNDS*

     WC

 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                              [ ]



 6 CITIZEN OR PLACE OF ORGANIZATION

   Delaware

 NUMBER OF        7 SOLE VOTING POWER
  SHARES
BENEFICIALLY      8 SHARED VOTING POWER
 OWNED BY             13,400
   EACH
REPORTING         9 SOLE DISPOSITIVE POWER
  PERSON
  WITH           10 SHARED DISPOSITIVE POWER
                      13,400


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,400

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    [ ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.4%

14 TYPE OF REPORTING PERSON*

     PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO.  007437106                                          PAGE 6 OF 13 PAGES




 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Malta Hedge Fund, L.P.


 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)[ ]
                                                                          (b)[ ]


 3 SEC USE ONLY



 4 SOURCE OF FUNDS*

     WC

 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                              [ ]



 6 CITIZEN OR PLACE OF ORGANIZATION

   Delaware

 NUMBER OF        7 SOLE VOTING POWER
  SHARES
BENEFICIALLY      8 SHARED VOTING POWER
 OWNED BY             6,890
   EACH
REPORTING         9 SOLE DISPOSITIVE POWER
  PERSON
  WITH           10 SHARED DISPOSITIVE POWER
                      6,890


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,890

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    [ ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.7%

14 TYPE OF REPORTING PERSON*

     PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO.  007437106                                          PAGE 7 OF 13 PAGES




 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Malta Hedge Fund II, L.P.

 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)[ ]
                                                                          (b)[ ]


 3 SEC USE ONLY



 4 SOURCE OF FUNDS*

     WC

 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                              [ ]



 6 CITIZEN OR PLACE OF ORGANIZATION

   Delaware

 NUMBER OF        7 SOLE VOTING POWER
  SHARES
BENEFICIALLY      8 SHARED VOTING POWER
 OWNED BY             18,240
   EACH
REPORTING         9 SOLE DISPOSITIVE POWER
  PERSON
  WITH           10 SHARED DISPOSITIVE POWER
                      18,240


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,240

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    [ ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.0%

14 TYPE OF REPORTING PERSON*

     PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO.  007437106                                          PAGE 8 OF 13 PAGES




 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Malta Offshore, Ltd


 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)[ ]
                                                                          (b)[ ]


 3 SEC USE ONLY



 4 SOURCE OF FUNDS*

     WC

 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                              [ ]



 6 CITIZEN OR PLACE OF ORGANIZATION

   Cayman Islands

 NUMBER OF        7 SOLE VOTING POWER
  SHARES
BENEFICIALLY      8 SHARED VOTING POWER
 OWNED BY             4,370
   EACH
REPORTING         9 SOLE DISPOSITIVE POWER
  PERSON
  WITH           10 SHARED DISPOSITIVE POWER
                      4,370

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,370

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    [ ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.5%

14 TYPE OF REPORTING PERSON*

     CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO.  007437106                                          PAGE 9 OF 13 PAGES




 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Terry Maltese


 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)[ ]
                                                                          (b)[ ]


 3 SEC USE ONLY



 4 SOURCE OF FUNDS*

     00

 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                              [ ]



 6 CITIZEN OR PLACE OF ORGANIZATION

    USA

 NUMBER OF        7 SOLE VOTING POWER
  SHARES
BENEFICIALLY      8 SHARED VOTING POWER
 OWNED BY             50,000
   EACH
REPORTING         9 SOLE DISPOSITIVE POWER
  PERSON
  WITH           10 SHARED DISPOSITIVE POWER
                      50,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    50,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    [ ]


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%

14 TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 6 to Schedule 13D relating to Advance Financial Bancorp is being filed on behalf of the undersigned to amend the Schedule 13D dated August 22, 1997, Amendment No. 1 to the Schedule 13D dated January 21, 1998, Amendment No. 2 to the Schedule 13D dated February 3, 1998, Amendment No. 3 to the Schedule dated February 26, 1998, Amendment No. 4 to the Schedule 13D dated December 21, 1998 and Amendment No. 5 to the Schedule 13D dated
(the "Schedule 13D").Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $91,282, $90,128, $171,475, $236,182 and $56,810, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 932,285 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, as of the close of business on January 26, 2000:

(i) MP beneficially owned 7,100 shares of Common Stock, constituting approximately 0.8% of the shares outstanding.

(ii) MPII beneficially owned 13,400 shares of Common Stock, constituting approximately 1.4% of the shares outstanding.

(iii) MHF beneficially owned 6,890 shares of Common Stock, constituting approximately 0.7% of the shares outstanding.

(iv) MHFII beneficially owned 18,240 shares of Common Stock, constituting approximately 2.0% of the shares outstanding.

(v) MO beneficially owned 4,370 shares of Common Stock, constituting approximately 0.5% of the shares outstanding.

(vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 7,100 shares owned by MP, the 6,890 shares owned by MHF, the 13,400 shares owned by MPII, the 18,240 shares owned by MHFII and the 4,370 shares owned by MO, or an aggregate of 50,000 shares of Common Stock, constituting approximately 5.4% of the shares outstanding.

(vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 7,100 shares owned by MP, the 6,890 shares owned by MHF, the 13,400 shares owned by MPII, and the 18,240 shares owned by MHFII, or an aggregate of 45,630 shares of Common Stock, constituting approximately 4.9% of the shares outstanding.

(viii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 7,100 shares owned by MP, the 6,890 shares owned by MHF, the 13,400 shares owned by MPII, the 18,240 shares owned by MHFII and the 4,370 shares owned by MO, or an aggregate of 50,000 shares of Common Stock, constituting approximately 5.4% of the shares outstanding.

(ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 50,000 shares of Common Stock, constituting approximately 5.4% of the shares outstanding.

(ix)     2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to January 26, 2001, MP effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         01/26/01          Sold                2,400          $10.50

         During the sixty days prior to January 26, 2001, MHF effected the following transaction in the Common Stock in open market transactions with brokers:

                                            Number            Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         01/26/00          Sold                 2,400         $10.50


         During the sixty days prior to January 26, 2001, MPII effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number           Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         01/26/00          Sold                4,700          $10.50


         During the sixty days prior to January 26, 2001, MHFII effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number           Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         01/26/01          Sold                 6,300         $10.50


         During the sixty days prior to January 26, 2001, MO effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number           Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         01/26/01          Sold                1,500          $10.50


(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 30, 2001

MALTA PARTNERS, L.P.                                MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                         By:     SOAM Holdings, LLC,
        the sole general partner                            the sole general
                                                            partner


By: /s/ Terry Maltese                               By: /s/ Terry Maltese
    ------------------------------------                ------------------------
        Terry Maltese                                       Terry Maltese
        President                                           President

MALTA PARTNERS II, L.P.                              MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                         By:     SOAM Holdings, LLC,
        the sole general partner                            the sole general
                                                            partner


By: /s  Terry Maltese                               By: /s/ Terry Maltese
    ------------------------------------                ------------------------
        Terry Maltese                                       Terry Maltese
        President                                           President

MALTA OFFSHORE, LTD                                 Sandler O'Neill Asset
                                                    Management LLC

By: Sandler O'Neill Asset Management LLC

By: /s/ Terry Maltese                               By: /s/ Terry Maltese
    ------------------------------------                ------------------------
        Terry Maltese                                       Terry Maltese
        President                                           President

SOAM Holdings, LLC                                  Terry Maltese


By: /s/ Terry Maltese                                   /s/ Terry Maltese
    ------------------------------------                ------------------------
        Terry Maltese                                       Terry Maltese
        President